Exhibit 99.1

PRESS RELEASE

Contact Information:

David R. O’Reilly

Chief Financial Officer

(214) 741-7744

David.OReilly@howardhughes.com

THE HOWARD HUGHES CORPORATION® REPORTS THIRD QUARTER 2017 RESULTS

Dallas, TX, November 6, 2017 — The Howard Hughes Corporation® (NYSE: HHC) (the “Company”) announced operating results for the third quarter ended September 30, 2017. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

Third Quarter 2017 Highlights:

•                  Net income attributable to common stockholders was $10.5 million or $0.24 per diluted share for the three months ended September 30, 2017, as compared to $8.0 million, or $0.19 per diluted share, for the three months ended September 30, 2016.

•                  Funds From Operations (“FFO”) was $45.3 million or $1.05 per diluted share for the three months ended September 30, 2017, as compared to $65.7 million or $1.54 per diluted share for the three months ended September 30, 2016.

•                  Core FFO decreased to $60.1 million or $1.39 per diluted share for the three months ended September 30, 2017, as compared to $62.9 million or $1.47 per diluted share, for the three months ended September 30, 2016.

•                  Total NOI from operating assets was $37.5 million, an increase of $5.6 million or 17.6% compared to the third quarter of 2016.

•                  MPC segment revenue was $64.9 million, an increase of $12.2 million or 23.1% compared to the third quarter of 2016.

•                  Sold 52 condominiums at Ward Village, bringing total sales to 1,227 homes or 89% of the available 1,381 residences under construction.

•                  Continued construction on two office buildings in Summerlin: a 180,000 square foot office campus 100% pre-leased to Aristocrat Technologies, and Two Summerlin, an approximate 145,000 square foot Class A office building with a parking structure, which is 11% pre-leased.

•                  Executed 10-Year Employment Agreements with our CEO, David Weinreb, and our President, Grant Herlitz, and received in cash the $50 million purchase price of Mr. Weinreb’s warrants previously issued in the second quarter of 2017. We also issued to Mr. Herlitz a $2 million warrant in exchange for cash on October 2, 2017.

•                  Began closing on the sales of condominiums at Anaha, with 307 homes scheduled to close on or before December 31, 2017, and repaid the $195.3 million construction loan on Waiea and Anaha as of October 27, 2017.

•                  Announced on October 9, 2017 that ESPN will occupy 19,000 square feet of rentable space on the third floor of Pier 17 at the Seaport District in New York through a long-term lease that was executed with ESPN’s studio provider NEP Imaging Group, LLC. ESPN will use the space to broadcast its high profile daily shows from the Seaport District.

•                  Announced the development of a new ballpark for our wholly owned Las Vegas 51s Triple-A professional baseball team and signed a 20-year, $80.0 million naming rights agreement for the future stadium with the Las Vegas Convention and Visitor’s Authority. The ballpark will be located in the Downtown Summerlin area and serve as another amenity for the rapidly growing retail and entertainment destination in the heart of Summerlin’s urban core.

•                  Announced plans to begin construction in the first quarter of 2018 on Three Merriweather in Downtown Columbia, a 12-story, Class A mixed-use building which is 50% pre-leased to a major corporate tenant. This development continues the transformation of Downtown Columbia into a unique live, work, play neighborhood.

•                  Subsequent to the end of the quarter, Howard County closed on the first $48 million tranche of up to $90 million tax increment funding (“TIF”) bonds in Columbia, Maryland. The TIF will provide for a variety of infrastructure improvements to the Merriweather District in Downtown Columbia, paving the way for the acceleration of up to 4.9 million square feet of development opportunities.

“As our third quarter results demonstrate, we continue to make substantial progress unlocking value throughout our portfolio across our three business segments. Despite the impact of Hurricane Harvey in Houston, we experienced consistent, steady demand for residential land in our MPC segment. We also continued to increase our operating asset NOI as our existing projects stabilize. We develop when demand warrants new construction, and accordingly, in the third quarter we added three new projects which helped drive an increase in our projected annual stabilized NOI by $17 million to $262 million, excluding the Seaport District and 110 N. Wacker redevelopment. In our Strategic Developments segment, we had our strongest quarter of sales at Ward Village without the launch of a new building as our vision for the community increasingly becomes a reality. We are now approximately 89% sold on our four buildings currently under construction,” said David R Weinreb, Chief Executive Officer. “Finally, we recently made two significant announcements that I believe will have a long term impact on two of our core assets. In the Seaport District, ESPN will be opening live broadcast studios in Pier 17, which will feature several high-profile daily shows. In Summerlin, we announced an $80 million naming rights deal for a new minor league ballpark in Downtown Summerlin for our Triple-A baseball team, the Las Vegas 51s. These two announcements help validate the vision for both the Seaport District and the Downtown Summerlin area and are symbolic of the momentum underway in these two developments.

Third Quarter Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
Net income attributable to common stockholders	$10,504	$7,973	$19,283	$158,708
Basic income per share	$0.25	$0.20	$0.47	$4.02
Diluted income per share	$0.24	$0.19	$0.45	$3.72

Funds from operations (FFO)	$45,304	$65,738	$92,245	$176,850
FFO per weighted average diluted share	$1.05	$1.54	$2.14	$4.14

Core FFO	$60,129	$62,923	$218,581	$232,711
Core FFO per weighted average diluted share	$1.39	$1.47	$5.07	$5.45

AFFO	$55,850	$57,239	$206,398	$221,651
AFFO per weighted average diluted share	$1.29	$1.34	$4.79	$5.19

Net income attributable to common stockholders for the three months ended September 30, 2017 was $10.5 million or $0.24 per diluted share, an increase of $2.5 million or $0.05 per diluted share from the third quarter of 2016 which primarily relates to higher revenues related to MPC land sales, offset by accelerated depreciation in our Operating Assets segment, $6.0 million in higher equity in earnings from joint ventures in 2016 as compared to the same period in 2017, and net losses in 2016 which did not recur. In 2016, net income attributable to common stockholders for the three months ended September 30, 2016 included a $35.7 million impairment for Park West and warrant liability loss of $7.3 million, offset by $27.1 million of gain from acquisition of a joint venture partner’s interest.

Net income attributable to common stockholders for the nine months ended September 30, 2017 was $19.3 million or $0.45 per diluted share, a decrease of $139.4 million from the nine months ended September 30, 2016, which is primarily due to a decrease of $70.2 million, net of tax in gains on sales of properties, including the sale of 80 South Street in 2016 and gains on acquisitions of joint venture partners’ interests in 2016, additional depreciation of $24.9 million, a reduction of $20.4 million in net income generated from condominium rights and unit sales, additional warrant liability losses of $21.8 million and a $46.4 million loss from redemption of senior notes, offset by a $35.7 million impairment for Park West in 2016 which did not recur and $13.8 million of increases in operating results at our MPC segment for the nine month period as compared to prior year.

Funds From Operations (“FFO”) was $45.3 million or $1.05 per diluted share, a decrease of $20.4 million or $0.49 per diluted share compared to the third quarter of 2016 which primarily relates to a $27.1 million gain on acquisition of a joint venture partner’s interest in 2016, offset by a warrant liability loss of $7.3 million in 2016. FFO for the nine month period ended September 30, 2017 was $92.2 million or $2.14 per diluted share, a decrease of $84.6 million or $2.00 per diluted share for the nine month period as compared to prior year primarily due to a decrease in gains on acquisition of joint venture partners’ interests of approximately $21.6 million, additional warrant liability losses of $21.8 million and a $46.4 million loss on redemption of senior notes due 2021.

Core FFO was $60.1 million or $1.39 per diluted share for the third quarter of 2017, a decrease of $2.8 million or $0.08 per diluted share compared to the same period in 2016 and $218.6 million or $5.07 per diluted share for the nine month period ended September 30, 2017, a decrease of $14.1 million or $0.38 per diluted share compared to the same period in 2016. The decreases in both periods were primarily due to a decline in condominium rights and unit sales under the percentage of completion method, offset by increases in the MPC and Operating Assets segment earnings driven primarily by revenue growth in those segments.

Adjusted FFO (“AFFO”) was $55.9 million or $1.29 per diluted share for the three months ended September 30, 2017, a decrease of $1.4 million or $0.05 per diluted share compared to 2016 primarily due to the changes as noted in Core FFO above as well as decreased tenant and capital improvements at Columbia Regional Retail and the Outlet Collection at Riverwalk. Adjusted FFO was $206.4 million or $4.79 per diluted share for the nine month period ended September 30, 2017, a decrease of $15.3 million or $0.40 per diluted share compared to the same period in 2016, consistent with the decrease in Core FFO combined with slight increases in Tenant and capital improvements and Leasing commissions expenditures related to the maintenance of our properties at Landmark Mall and 10-70 Columbia Corporate Center. Please reference FFO, Core FFO and AFFO as defined in the Appendix to this release.

Business Segment Operating Results

Operating Assets Segment Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
Operating Assets EBT	$(13,162)	$(35,943)	$(14,308)	$(28,175)

Adjusted Operating Assets EBT (a)	$21,824	$20,980	$77,089	$73,007

Total NOI from Operating Assets (b)	$37,510	$31,891	$121,263	$100,543

(a)         Adjusted Operating Assets EBT excludes non-cash depreciation and amortization, development-related marketing and demolition costs and is presented here as a useful metric for adjusted operating results for our real estate operating properties.

(b)         Total NOI from Operating Assets is comprised of Operating Assets NOI Excluding Properties Sold or In Redevelopment plus our pro-rata share of NOI — equity investees and Distributions from Summerlin Hospital Investment (our “income-producing Operating Assets”). Prior year comparative Total NOI is recast to conform to current year presentation and exclude the effect of properties sold or closed for redevelopment in either period. The Seaport — Historic Area/Uplands property was placed in service in the current year, with the remaining Seaport District assets still under development in our Strategic Developments segment, and the prior year NOI has been included for comparative purposes.

Operating Assets earnings before tax (“EBT”) improved in the three and nine month periods compared to the same periods in prior year primarily due to increases in hospitality revenues and other rental and property revenues as new properties were placed into service and an impairment in 2016 which did not recur, offset by accelerated depreciation of $10.1 million and $18.5 million for the three and nine months ended September 30, 2017.

Adjusted Operating Assets EBT increased $0.8 million, or 4.0% to $21.8 million, compared to $21.0 million for the same three month period in 2016, primarily due to the growth in Operating Assets NOI primarily related to our retail, office, multi-family and hospitality properties, offset by higher interest expense as more properties are placed in service. Adjusted Operating Assets EBT increased $4.1 million, or 5.6% to $77.1 million for the nine months ended September 30, 2017, compared to $73.0 million for the same nine month period in 2016, primarily due to a $20.8 million increase in Consolidated Operating Assets NOI primarily related to our office and hospitality properties compared to 2016 as more properties are placed in service, offset by higher interest expense.

Net operating income (“NOI”) from our Operating Assets segment, increased $5.6 million and $20.7 million to $37.5 million and $121.3 million for the three and nine months ended September 30, 2017, respectively, over the comparable periods in 2016. The increases in NOI during these periods were primarily due to continued stabilization of our retail, office, multi-family and hospitality properties placed in service over the last 18 months. See further detail and discussion in the quarterly filing on Form 10 - Q for the period ended September 30, 2017 and in the Supplemental Information to this Earnings Release. For a reconciliation of Operating Assets EBT to Total NOI and Operating Assets EBT to GAAP-basis net income (loss), please refer to the Appendix contained in this Earnings Release.

Master Planned Communities Segment Highlights

Our MPC revenues fluctuate each period given the nature of the development and sale of land in these large scale, long-term projects, and therefore, we believe a better measurement of performance is the full year result instead of the quarterly result.

A summary of our MPC segment results for the three and nine months ended September 30, 2017 and 2016 are shown below:

Summary of MPC Residential Land Sales Closed for the Three Months Ended September 30,

	Land Sales		Acres Sold		Price per acre
($ In thousands)	2017	2016	2017	2016	2017	2016
Bridgeland
Residential	$6,458	$4,687	17.5	12.2	$369	$384
Summerlin
Residential	31,515	16,525	57.7	31.7	546	521
The Woodlands
Residential	7,494	10,581	11.1	19.9	675	532
Total residential land sales closed in period	$45,467	$31,793	86.3	63.8

Residential land sales closed for the three months ended September 30, 2017 increased $13.7 million or 43.1% to $45.5 million, compared to $31.8 million for the same period in 2016 primarily due to increased sales at Summerlin and Bridgeland. The velocity of new home sales at Bridgeland had an impact on increased homebuilder demand and, accordingly, the residential land sales velocity at Bridgeland. The increase in average price per acre on Summerlin’s land sales for the nine months ended September 30, 2017 are primarily due to the mix of superpads sold during that period.

Summary of MPC Residential Land Sales Closed for the Nine Months Ended September 30,

	Land Sales		Acres Sold		Price per acre
($ In thousands)	2017	2016	2017	2016	2017	2016
Bridgeland
Residential	$23,089	$13,557	60.4	36.2	$382	$375
Summerlin
Residential	86,715	86,157	147.1	203.5	589	423
The Woodlands
Residential	23,454	14,431	39.5	26.3	594	549
Total residential land sales closed in period	$133,258	$114,145	247.0	266.0

Residential land sales closed for the nine months ended September 30, 2017 increased $19.1 million or 16.7% to $133.3 million, compared to $114.1 million for the same period in 2016 primarily due to increased land sales at Bridgeland and The Woodlands. As of September 30, 2017, there were two superpad sites at Summerlin totaling 56.9 acres and two custom lots under contract which are scheduled to close in the fourth quarter of 2017 for a total of $31.3 million. See the Appendix to this Earnings Release for a reconciliation from land sales closed to land sales revenue in the period.

Land development began at The Summit, our joint venture with Discovery Land, in the second quarter of 2015 and continues to progress. For the three and nine months ended September 30, 2017, 2 and 11 custom residential lots closed for $6.5 million and $34.9 million in revenue, respectively, of which we recognized $6.5 million and $21.6 million Equity in earnings in real estate and other affiliates, respectively, compared to 21 lots and 38 lots for $71.7 million and $119.8 million for the same periods in 2016. The significant number of lot closings in 2016 resulted from a backlog of sales contracts executed between the second quarter of 2015 and the second quarter of 2016 when lots were not yet available for sale. As of September 30, 2017, an additional 14 lots were under contract for $50.9 million.

Strategic Developments Segment Highlights

Strategic Developments segment EBT decreased for the three months ended September 30, 2017 primarily due to a decline in revenues at Waiea, which closed on the sale of most of its units in the fourth quarter of 2016, and a decline in revenues at Anaha, which is nearing completion as discussed below.

Strategic Developments segment EBT decreased for the nine months ended September 30, 2017 as compared to the nine month period in 2016 primarily due to the gain on sale from the 80 South Street Assemblage in Seaport of $140.5 million in 2016 as compared to a gain on sale of acreage within our Elk Grove Collection property of $32.2 million in 2017 as well as decreased revenue at Waiea, offset by increased revenue at Ae`o and Ke Kilohana. Opportunistic land sales such as these are unpredictable and typically do not recur as we occasionally sell land for commercial development only when we believe its use will not compete with our existing properties or our Strategic Developments strategy.

We have condominiums for sale in Ward Village across five projects, four of which are under construction: Waiea, Anaha, Ae`o, and Ke Kilohana. These four projects total 1,381 units, of which 1,227 or 88.8% were closed or under contract as of September 30, 2017, and 154 units under construction remain unsold. All development cost estimates presented herein are exclusive of land costs.

Ward Village Towers Under Construction as of September 30, 2017

($ in millions)	Total Units	Closed or Under Contract	Percent of Units Sold	Total Projected Costs	Costs Incurred to Date	Estimated Completion Date
Waiea	174	165	94.8%	$417.3	$396.7	Opened	(a)
Anaha	317	307	96.8	401.3	364.3	Q4 2017	(b)
Ae`o	466	367	78.8	428.5	167.6	Q4 2018
Ke Kilohana	424	388	91.5	218.9	48.7	2019
Total under construction	1,381	1,227	88.8%	$1,466.0	$977.3

(a)         Waiea opened and customers began occupying units in November 2016. We have closed on 158 units through November 3, 2017.

(b)         Anaha opened and customers began occupying units in October 2017. We have closed on 207 units through November 3, 2017.

As our condominium projects advance towards completion, revenue is recognized on qualifying sales contracts under the percentage of completion method. The increase in condominium rights and unit sales for the three months ended September 30, 2017 as compared to the same period in 2016 primarily relates to revenue recognized at our Ae`o and Ke Kilohana, offset by a decline in revenue at Waiea and at Anaha, which closed on a substantial number of units in October. The decrease in condominium rights and unit sales for the nine months ended September 30, 2017 as compared to the same period in 2016 primarily relates to the decline in revenue at Waiea, offset by increased revenue at Anaha, Ae`o and Ke Kilohana.

For a more complete description of the status of our other developments under construction in the Seaport District, The Woodlands, Summerlin, Columbia and Ward Village, please refer to “Item 2. - Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarterly period ended September 30, 2017.

Balance Sheet and Other Quarterly Activity

As of September 30, 2017, our total consolidated debt equaled approximately 44.4% of our total assets. Our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 39.9% as of September 30, 2017. We believe our low-leverage, with a focus on project specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities. At September 30, 2017, we had approximately $601.9 million of cash on hand.

On October 27, 2017, we repaid the $195.3 million outstanding on our construction loan relating to Waiea and Anaha in conjunction with closing on the sales of units at Anaha.

On October 24, 2017, we exercised our one-year extension option on our $54.3 million Outlet Collection at Riverwalk facility which extended the maturity date to October 24, 2018.

On October 19, 2017, we closed on a construction loan totaling $64.6 million to be used for Aristocrat and Two Summerlin. The loan bears interest at Wall Street Journal Prime plus 0.40% with a maturity of October 19, 2022.

On September 13, 2017, we modified and extended our $311.8 million Downtown Summerlin facility with a $30.0 million paydown. The modified loan has a maximum facility of $275.9 million and bears interest at one-month LIBOR plus 2.15% with a maturity of September 13, 2020, with one, one-year extension option.

On August 11, 2017, we closed on a construction loan totaling $11.6 million for Kewalo Harbor, located in Honolulu, Hawai‘i, to be used for improvements to the harbor adjacent to our Ward Village development. The loan bears interest at one-month LIBOR plus 2.75% with a maturity of September 1, 2027. As of September 30, 2017, we had not drawn any proceeds under this loan.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 14 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram, and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this and in other reports and presentations that we file or furbish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•      budgeted costs, future lot sales and estimates and projections of NOI and EBT;

•      forecasts of our future economic performance;

•      expected capital required for our operations and development opportunities at our properties;

•      expected performance of our MPC segment and other current income producing properties;

•      expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•      estimates of our future liquidity, development opportunities, development spending and management plans; and

•      descriptions of assumptions underlying or relating to any of the foregoing.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report and are incorporated herein by reference. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in this press release or in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
Revenues:
Condominium rights and unit sales	$113,852	$115,407	$342,208	$362,613
Master Planned Community land sales	54,906	44,128	177,531	147,168
Minimum rents	44,654	44,910	136,053	128,255
Tenant recoveries	11,586	11,657	34,627	33,108
Hospitality revenues	17,776	14,088	57,190	46,126
Builder price participation	5,472	4,483	14,613	15,631
Other land revenues	4,561	4,053	19,606	12,225
Other rental and property revenues	5,929	3,538	17,309	11,335
Total revenues	258,736	242,264	799,137	756,461

Expenses:
Condominium rights and unit cost of sales	86,531	83,218	253,209	237,759
Master Planned Community cost of sales	29,043	21,432	88,288	66,128
Master Planned Community operations	8,180	10,674	24,881	30,454
Other property operating costs	21,354	16,535	60,153	47,513
Rental property real estate taxes	7,678	7,033	21,765	21,110
Rental property maintenance costs	3,380	3,332	10,016	9,217
Hospitality operating costs	13,525	12,662	41,534	37,379
Provision for doubtful accounts	448	1,940	1,728	4,629
Demolition costs	175	256	303	1,218
Development-related marketing costs	5,866	4,716	14,787	15,586
General and administrative	22,362	21,128	63,423	61,505
Depreciation and amortization	35,899	23,322	96,193	71,246
Total expenses	234,441	206,248	676,280	603,744

Operating income before other items	24,295	36,016	122,857	152,717

Other:
Provision for impairment	—	(35,734)	—	(35,734)
Gains on sales of properties	237	70	32,452	140,549
Other (loss) income, net	(160)	432	750	9,858
Total other	77	(35,232)	33,202	114,673

Operating income	24,372	784	156,059	267,390

Interest income	1,764	196	3,171	900
Interest expense	(17,241)	(16,102)	(49,547)	(48,628)
Loss on redemption of senior notes due 2021	—	—	(46,410)	—
Warrant liability loss	—	(7,300)	(43,443)	(21,630)
Gain on acquisition of joint venture partner’s interest	—	27,087	5,490	27,087
Equity in earnings from Real Estate and Other Affiliates	7,467	13,493	25,821	35,700
Income before taxes	16,362	18,158	51,141	260,819
Provision for income taxes	5,846	10,162	31,846	102,088
Net income	10,516	7,996	19,295	158,731
Net income attributable to noncontrolling interests	(12)	(23)	(12)	(23)
Net income attributable to common stockholders	$10,504	$7,973	$19,283	$158,708

Basic income per share:	$0.25	$0.20	$0.47	$4.02

Diluted income per share:	$0.24	$0.19	$0.45	$3.72

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	September 30,	December 31,
(In thousands, except share amounts)	2017	2016
Assets:
Investment in real estate:
Master Planned Community assets	$1,667,496	$1,669,561
Buildings and equipment	2,155,071	2,027,363
Less: accumulated depreciation	(303,887)	(245,814)
Land	314,383	320,936
Developments	1,124,079	961,980
Net property and equipment	4,957,142	4,734,026
Investment in Real Estate and Other Affiliates	89,155	76,376
Net investment in real estate	5,046,297	4,810,402
Cash and cash equivalents	601,934	665,510
Accounts receivable, net	9,654	10,038
Municipal Utility District receivables, net	193,100	150,385
Deferred expenses, net	76,692	64,531
Prepaid expenses and other assets, net	796,019	666,516
Total assets	$6,723,696	$6,367,382

Liabilities:
Mortgages, notes and loans payable	$2,993,448	$2,690,747
Deferred tax liabilities	237,013	200,945
Warrant liabilities	—	332,170
Accounts payable and accrued expenses	462,853	572,010
Total liabilities	3,693,314	3,795,872

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,222,932 shares issued and 43,206,550 outstanding as of September 30, 2017 and 39,802,064 shares issued and 39,790,003 outstanding as of December 31, 2016	432	398
Additional paid-in capital	3,295,587	2,853,269
Accumulated deficit	(258,629)	(277,912)
Accumulated other comprehensive loss	(9,017)	(6,786)
Treasury stock, at cost, 16,382 shares as of September 30, 2017 and 12,061 shares as of December 31, 2016, respectively	(1,763)	(1,231)
Total stockholders’ equity	3,026,610	2,567,738
Noncontrolling interests	3,772	3,772
Total equity	3,030,382	2,571,510
Total liabilities and equity	$6,723,696	$6,367,382

Appendix — Reconciliations of Non-GAAP Measures

September 30, 2017

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Adjusted Operating Assets segment Earnings before tax (“EBT”), Net operating income (“NOI”), MPC Land Sales Closed, Funds from operations (“FFO”), Core funds from operations (“Core FFO”), and Adjusted funds from operations (“AFFO”).

Because our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is EBT. EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

Reconciliation of EBT to income before taxes	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
MPC segment EBT	$40,465	$39,537	$137,747	$116,776
Operating Assets segment EBT	(13,162)	(35,943)	(14,308)	(28,175)
Strategic Developments segment EBT	26,249	30,904	117,056	265,920
Total consolidated segment EBT	53,552	34,498	240,495	354,521
Corporate and other items:
General and administrative	(22,362)	(21,128)	(63,423)	(61,505)
Corporate interest expense, net	(12,875)	(13,263)	(36,595)	(39,358)
Warrant liability loss	—	(7,300)	(43,443)	(21,630)
Gain on acquisition of joint venture partner’s interest	—	27,087	5,490	27,087
Loss on redemption of senior notes due 2021	—	—	(46,410)	—
Corporate other (expense) income, net	(33)	123	878	6,190
Corporate depreciation and amortization	(1,920)	(1,859)	(5,851)	(4,486)
Total Corporate and other items	(37,190)	(16,340)	(189,354)	(93,702)
Income before taxes	$16,362	$18,158	$51,141	$260,819

When a development property is placed in service in our Operating Assets segment, depreciation is calculated for the property ratably over the estimated useful lives of each of its components; however, most of our recently developed properties do not reach stabilization until 12 to 36 months after being placed in service due to the timing of tenants taking occupancy and subsequent leasing of remaining unoccupied space during that period. As a result, operating income, EBT and net income will not reflect the ongoing earnings potential of operating assets newly placed in service during this transition period to stabilization. Accordingly, we calculate Adjusted Operating Assets EBT, which excludes depreciation and amortization and development-related demolition and marketing costs and provision for impairment, when applicable, as they do not represent operating costs for stabilized real estate properties. The following table reconciles Adjusted Operating Assets EBT to Operating Assets EBT:

Reconciliation of Adjusted Operating Assets EBT to	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Assets EBT (in thousands)	2017	2016	Change	2017	2016	Change
Operating Assets segment EBT	$(13,162)	$(35,943)	$22,781	$(14,308)	$(28,175)	$13,867
Add back:
Depreciation and amortization	33,885	20,732	13,153	88,918	64,546	24,372
Demolition costs	34	—	34	162	—	162
Development-related marketing costs	1,067	457	610	2,317	902	1,415
Provision for impairment	—	35,734	(35,734)	—	35,734	(35,734)
Adjusted Operating Assets segment EBT	$21,824	$20,980	$844	$77,089	$73,007	$4,082

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, and development-related marketing. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors, which vary by property, such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of Operating Assets NOI to Operating Assets EBT has been presented in the table below. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Please refer to our Operating Assets NOI by asset class and Operating Assets EBT in the Supplemental Information for the three and nine months ended September 30, 2017 and 2016. Below is a reconciliation from NOI to EBT for the Operating Assets segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
Total Operating Assets segment EBT	$(13,162)	$(35,943)	$(14,308)	$(28,175)

Straight-line lease amortization	1,421	2,551	5,198	9,632
Demolition costs	(34)	—	(162)	—
Development-related marketing costs	(1,067)	(457)	(2,317)	(902)
Provision for impairment	—	(35,734)	—	(35,734)
Depreciation and Amortization	(33,885)	(20,732)	(88,918)	(64,546)
Write-off of lease intangibles and other	(41)	—	(83)	35
Other income, net	(249)	11	(265)	3,126
Equity in earnings from Real Estate Affiliates	317	(210)	3,739	2,616
Interest, net	(15,940)	(12,903)	(46,004)	(36,968)
Total Operating Assets NOI - Consolidated	36,316	31,531	114,504	94,566

Redevelopments
Landmark Mall	—	(202)	—	(526)
Total Operating Asset Redevelopments NOI	—	(202)	—	(526)

Dispositions
Park West	(8)	411	(61)	1,346
Total Operating Asset Dispositions NOI	(8)	411	(61)	1,346

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	$36,324	$31,322	$114,565	$93,746

Company’s Share NOI - Equity investees	$1,186	$569	$3,315	$4,181

Distributions from Summerlin Hospital Investment	—	—	3,383	2,616

Total NOI	$37,510	$31,891	$121,263	$100,543

Reconciliation of MPC Land Sales Closed to GAAP Land Sales Revenue

The following table reconciles Total residential and commercial land sales closed in the three and nine months ended September 30, 2017 and 2016, respectively, to Total land sales revenue the three and nine months ended September 30, 2017 and 2016, respectively. Total net recognized (deferred) revenue represents revenues on sales closed in prior periods where revenue was previously deferred and met criteria for recognition in the current periods, offset by revenues deferred on sales closed in the current period.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
Total residential land sales closed in period	$45,467	$31,793	$133,258	$114,145
Total commercial land sales closed in period	—	—	4,299	10,753
Net recognized (deferred) revenue:
Bridgeland	2,234	2,523	7,356	2,435
Summerlin	3,166	7,649	22,333	13,941
Total net recognized (deferred) revenue	5,400	10,172	29,689	16,376
Special Improvement District revenue	4,039	2,163	10,285	5,894
Total land sales revenue	$54,906	$44,128	$177,531	$147,168

FFO, Core FFO, and Adjusted FFO (AFFO)

FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO, and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO AFFO and NOI may not be comparable to those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO, and AFFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
Net income attributable to common shareholders	$10,504	$7,973	$19,283	$158,708
Add:
Segment real estate related depreciation and amortization	33,979	21,463	90,342	66,760
Gains on sales of properties	(237)	(70)	(32,452)	(140,549)
Income tax expense (benefit) adjustments - deferred:
Gains on sales of properties	83	26	12,164	52,732
Impairment of depreciable real estate properties	—	35,734	—	35,734
Reconciling items related to noncontrolling interests	12	23	12	23
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	963	589	2,896	3,442
FFO	$45,304	$65,738	$92,245	$176,850

Adjustments to arrive at Core FFO:
Acquisition expenses	—	526	32	526
Loss on redemption of senior notes due 2021	—	—	46,410	—
Gain on acquisition of joint venture partner’s interest	—	(27,087)	(5,490)	(27,087)
Warrant loss	—	7,300	43,443	21,630
Severance expenses	361	2	2,449	200
Non-real estate related depreciation and amortization	1,920	1,859	5,851	4,486
Straight-line rent adjustment	(2,257)	(3,045)	(6,903)	(11,943)
Deferred income tax expense (benefit)	6,897	9,698	19,280	42,920
Non-cash fair value adjustments related to hedging instruments	68	356	399	1,099
Share based compensation	1,663	2,238	5,352	6,755
Other non-recurring expenses (development related marketing and demolition costs)	6,041	4,972	15,090	16,804
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	132	366	423	471
Core FFO	$60,129	$62,923	$218,581	$232,711

Adjustments to arrive at Adjusted FFO (“AFFO”):
Tenant and capital improvements	(3,541)	(4,602)	(10,156)	(9,343)
Leasing commissions	(738)	(1,082)	(2,027)	(1,717)
AFFO	$55,850	$57,239	$206,398	$221,651

FFO per diluted share value	$1.05	$1.54	$2.14	$4.14

Core FFO per diluted share value	$1.39	$1.47	$5.07	$5.45

AFFO per diluted share value	$1.29	$1.34	$4.79	$5.19